Dear Shareholders:

In 2010, The Hartford began a multiyear journey to transform itself into an organization that delivers superior performance and greater shareholder value. The first leg of our journey was to stabilize the company, strengthen the balance sheet, and rebuild forward momentum. We have achieved these milestones and in March announced a new strategic direction to deliver superior long-term returns to shareholders.

Creating a Platform for Profitable Growth

The Hartford is strong, stable and well-positioned to deal with economic uncertainty. The actions we have taken to create a platform for profitable growth include:

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Addressing crisis-period capital resulting in additional financial flexibility and an improved capital structure for the company.

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Successfully raised capital on favorable terms to fund the repayment of TARP financial assistance in March 2010 and the repurchase of warrants and high interest debt held by Allianz SE in April 2012.

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Implementing process improvements and efficiency initiatives to reduce annual run rate operating expenses, resulting in $150 million in savings for 2011.

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Developing a robust enterprise risk management operation, including a comprehensive hedging strategy to manage risks in the global variable annuity business.

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Significantly de-risking the company’s investment portfolio and developing a model portfolio that appropriately balances risk and return.

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Management actions to reposition the portfolio, as well as improving capital markets, contributed to a $7.6 billion improvement in the company’s net pre-tax unrealized gain/loss position since year-end 2009, to a $2.6 billion gain at year-end 2011.

With our balance sheet substantially strengthened, management and the Board of Directors in July 2011 began a rigorous evaluation of the company’s strategy and portfolio of businesses, with a view to delivering improved, long-term shareholder returns. We assessed each business objectively, examining its potential for profitable growth, capital requirements, scale, returns, risk profile, customer value, and other factors. We also looked at a range of alternative strategies, taking into account market dynamics, returns, sensitivities to capital markets, capital requirements, and the company’s competitive positions. In addition, we examined how to mitigate and eventually isolate or separate the risks associated with the company’s in-force annuity blocks. The review reflected our determination to aggressively manage everything within our control to increase profitability and generate shareholder value.

Operating with a Sharper Focus

In March, we finished our evaluation and announced that, going forward, The Hartford will focus its attention and resources on the Property and Casualty, Group Benefits, and Mutual Funds businesses. Doing so will position our company over time for higher returns on equity, reduced sensitivity to capital markets, a lower cost of capital, and increased financial flexibility. These ongoing businesses are projected to have a return on equity between 12 and 13 percent in 2012, and represent virtually all of the company’s statutory earnings power.

The Hartford also announced that it will place the Individual Annuity segment into runoff, ceasing new sales of individual annuities on April 27, 2012, and put the Individual Life, Retirement Plans, and Woodbury Financial Services businesses up for sale. We have engaged financial advisors to assist in the selling process and will continue to write new business during this period. The proceeds from these sales will increase our financial flexibility, and provide opportunities to deleverage the balance sheet, de-risk the legacy annuity blocks, invest in the ongoing businesses, and potentially take other capital management actions.

In December, we formed The Hartford’s Wealth Management Runoff Life Operations Division. Its focus is to reduce the size, risk, volatility, and capital consumption of our life runoff businesses and, over time, release capital.

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Our ultimate goal is to isolate or separate the risks of the annuity block from our ongoing businesses. In the interim, we are actively evaluating different opportunities, including sales, securitizations, and reinsurance transactions. When economic solutions emerge, we will be prepared.

The Board and I are convinced this is the right path to unlock value and deliver superior, long-term returns for shareholders.

Distinct Market Positions

In our evaluation, we determined that The Hartford’s ongoing businesses must meet three important criteria: 1) distinct and competitive market positions, upon which we could invest for profitable growth, 2) strong capital generating ability, and 3) lower sensitivity to capital markets. While the company has competitive positions in all of its current businesses, this narrower portfolio is distinctive and will enable us to build on our core competencies in insurance underwriting, claims management, and distribution. We will allocate capital to businesses that primarily take insurance risk—property, casualty, mortality, and morbidity—and reduce the allocation to businesses that take market risk.

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Commercial Markets is known for product breadth, disciplined underwriting, service excellence, and strong distribution. We were the first insurer to set up a dedicated unit to serve the distinctive needs of small business owners, more than 1.2 million of whom are customers.

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Group Benefits is the third largest writer in group life and disability lines, and has excellent relationships with distribution partners, a strong client profile, and outstanding claims management practices.

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Consumer Markets writes three-quarters of its business directly to consumers through The Hartford’s exclusive relationship with AARP, whose 37 million members represent the largest affinity organization in the country. We are among the top five in the direct channel through our relationship with AARP.

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Mutual Funds recently expanded its 28-year relationship with Wellington Management, one of the world’s top and most respected institutional money managers, which becomes the sole sub-advisor for The Hartford’s fixed income and equity mutual funds. With Wellington managing our fixed income funds, The Hartford becomes a stronger and more marketable mutual funds complex.

Strong Capital Generation

Strong capital-generating ability is an essential attribute of our ongoing businesses. The Hartford’s Property and Casualty businesses are strong generators of capital. We expect Group Benefits to return to normalized capital generation levels as the economy improves and our pricing discipline takes effect. The Mutual Funds business consistently produces capital.

Lower Sensitivity to Capital Markets

The Hartford’s ongoing businesses also meet the third criteria—lower sensitivity to capital markets. Over time, our goal is to reduce The Hartford’s overall sensitivity to capital markets and decrease the volatility of our results. Our sharper focus will help us accomplish this in two ways. First, the ongoing businesses are much less capital-markets sensitive. Second, the proceeds from divestitures will provide The Hartford with greater financial flexibility that could be used to reduce the risks associated with the legacy annuity block.

Our company has come a long way in a little over two years and is now midway through its transformation. As a more focused company, we will be positioned to win in the marketplace and achieve greater shareholder value over time through higher returns on equity, reduced sensitivity to capital market risks, a lower cost of capital, and increased financial flexibility. We are determined to become a superior-performing company, and face the future with optimism and confidence.

Sincerely,

LIAM E. MCGEE
Chairman, President and Chief Executive Officer
April 25, 2012

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The Hartford Financial Services Group, Inc.

Proxy Summary

This summary highlights information contained in the company’s 2012 Notice of Annual Meeting of Shareholders and Proxy Statement (the “Proxy”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	Wednesday, May 16, 2012 at 12:30 p.m.
• Place:	Marriott Hartford Downtown 200 Columbus Boulevard Hartford, CT 06103-2807
• Record Date:	March 19, 2012

Voting Matters

Agenda Item	Board Vote Recommendation	Proxy Page Reference (for more detail)
1. Election of Directors	FOR each Director Nominee	25
2. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	26
3. Advisory Vote to Approve Executive Compensation	FOR	56

Company Performance

The financial crisis of 2008 and 2009 placed significant stress on the financial condition and operating results of the company. Since the financial crisis, the company has taken a number of actions to stabilize and position itself for future growth. Management viewed these actions as vitally important to the company’s success and the creation of long-term shareholder value notwithstanding that these initiatives might not improve total shareholder returns in the short term.

These actions include the following:

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Implementing process improvements and enterprise simplification and efficiency initiatives to reduce annual run rate operating expenses, resulting in $150 million in savings for 2011.

•

Building a robust enterprise risk management operation, including the development of a comprehensive hedging strategy to manage risks in the global variable annuity business.

•

Significantly de-risking the company’s investment portfolio and developing a model portfolio that appropriately balances risk and return.

–

Net pre-tax unrealized loss position of $5 billion at year-end 2009 improved to a net pre-tax unrealized gain of $2.6 billion at year-end 2011 due in significant part to management actions to reposition the portfolio, as well as improving capital markets.

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Rationalizing and repositioning the company’s technology investment to create efficiencies and better support the company’s operating model.

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Divesting non-core businesses to focus on profitable growth of core businesses.

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Sold Federal Trust Bank and Specialty Risk Services and announced sale of Hartford Life Private Placement.

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As a result of management’s efforts, the company is in a significantly stronger position than it was coming out of the financial crisis, and in 2011, demonstrated its commitment to prudently returning value to shareholders by doubling its dividend and initiating a $500 million equity repurchase program. The company remains focused on maximizing shareholder value.

Despite the accomplishments listed above, the company, like many of its competitors, continued to face a challenging business environment in 2011 as a result of a slow economic recovery, ongoing volatility in financial markets, historically low interest rates and significant catastrophe losses. These external headwinds contributed to earnings that did not meet operating plan objectives. In making its compensation decisions and recommendations for the 2011 performance year, the Compensation and Management Development Committee (the “Committee”) primarily considered the company’s financial results against its operating plan, balanced against the important milestones achieved towards the goal of strengthening the company.

2011 Compensation Highlights

As the company has evolved, so too have its compensation programs. Based on the company’s performance in 2011, the Committee (and, in the case of the CEO, the independent directors) made the following key compensation decisions for 2011:

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Funded 2011 annual incentive pool at 57% of target: Evaluation of the company’s performance against specified quantitative and qualitative objectives resulted in below-target annual incentive awards.

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CEO compensation down 25% from 2010: Mr. McGee requested that no year-end bonus be paid to him for 2011. The independent directors determined that Mr. McGee would have otherwise received an incentive award, but they honored Mr. McGee’s request and awarded no cash bonus for 2011.

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Continued migration from permissible compensation under the Troubled Asset Relief Program (“TARP”) back to a more performance-based design: Restored stock options in order to return to a more performance-based long term incentive design, with an expectation to return to performance shares in 2012. Stock options were only granted to approximately 25 individuals, including the CEO and all of his executive direct reports (collectively, the “Senior Executives”), and have minimal dilutive impact. Stock options granted in 2011 represented 0.2% of shares outstanding.

Compensation Best Practices

The Committee regularly reviews best practices in governance and executive compensation and in recent years has revised the company’s policies and practices to:

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Expand its incentive compensation recoupment, or “clawback,” policy;

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Reduce the amount of benefits payable in the event of a change of control;

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Eliminate excise tax gross-up provisions upon a change of control;

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Discontinue the practice of entering into individual employment agreements;

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Limit the Committee’s compensation consultant to only performing services for the Committee;

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Provide for an annual risk review of the company’s compensation plans, policies and practices; and

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Prohibit all employees and directors from hedging unvested portions of equity or equity-linked awards and prohibit certain employees, including the Senior Executives, from hedging portions of equity or equity-linked awards held to meet applicable ownership guidelines.

In addition, the company’s 2010 Incentive Stock Plan does not allow the following:

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Granting of stock options with an exercise price less than the fair market value of the company’s Common Stock on the date of grant;

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Re-pricing (reduction of exercise price) of stock options;

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Inclusion of reload provisions in any stock option grant; and

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Payment of dividends on unvested performance shares.

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Primary Components of 2011 Compensation Program for Senior Executives

Component	Form	Terms	Proxy Page Reference (for more detail)
Base Salary	Cash	Established annually, upon promotion, or following a change in job responsibilities based on market data, internal pay equity and level of responsibility, experience, expertise and performance.	29
Annual Incentive Plan (“AIP”)	Cash	Award granted annually based primarily on company performance against pre-established financial targets, as well as certain qualitative criteria and individual performance against leadership objectives.	29
Long-Term Incentive (“LTI”)	Equity	Award granted annually following assessment of individual performance and potential, and review of market data. For 2011: • 50% stock options - vest ratably over three years with a 10-year term. • 50% stock-settled restricted stock units - cliff vest after three years.	31

Following the company’s emergence from TARP, the Committee determined to transition to a more performance-based compensation program. Because performance-based bonuses and long-term awards were generally prohibited under TARP, the company was limited in how it could pay its executives. The Committee viewed 2011, the company’s first full year following repayment of TARP funds, as a transition year from a compensation regime grounded in risk mitigation, to one more closely aligned with shareholders and focused on incentivizing performance by increasing the percentage of an executive’s variable compensation. The Committee acknowledged, however, that the economy was still recovering and as the company continued to transform, efforts towards stabilizing its financial condition and operations and retaining key talent were critically important. Accordingly, the company’s 2011 LTI grants featured the reintroduction of stock options to more closely align compensation with shareholder returns, but also included restricted stock units (“RSUs”) for retention and stability purposes.

For 2012, the Committee is increasing the percentage of Senior Executive pay at risk by re-introducing the use of performance shares, which will constitute 50% of the value of a Senior Executive’s LTI award, and eliminating RSUs.

2011 Pay Mix

Named Executive Officer (“NEO”) compensation is weighted towards variable compensation (annual and long-term incentives), where actual amounts earned may differ from targeted amounts based on company and individual performance. As the following charts show, 88% of CEO target annual compensation and almost 80% of other NEO target annual compensation are variable with performance, including stock price performance.

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2011 NEO Compensation Summary

The total compensation package (base salary, AIP award and LTI awards) for 2011 for each NEO employed on December 31, 2011 is set forth below. The amounts in the table below do not include payouts from historical performance unit awards. Such amounts, which are included in the Summary Compensation Table, generally do not reflect decisions made by the Committee related to 2011 NEO compensation. This table is not a substitute for the information disclosed in the Summary Compensation Table on page 42 of the Proxy.

Compensation Awarded in 2011

(excludes sign-on awards and historical performance unit payouts)

Compensation Component	L. McGee	C. Swift	D. Elliot	D. Levenson	H. Whelan
12/31/11 Base Salary	$1,100,000	$825,000	$750,000	$650,000	$450,000
2011 AIP Award	$0	$725,000	$700,000	$700,000	$1,000,000
2011 Annual LTI Award(1)	$6,500,000	$2,000,000	$1,750,000	$1,700,000	$500,000
TOTAL 2011 COMPENSATION(2)	$7,600,000	$3,550,000	$3,200,000	$3,050,000	$1,950,000

(1) Annual long-term awards were made to eligible employees on March 1, 2011, except for Mr. Elliot, whose grant was awarded on the first day of the trading window following his date of hire (May 4, 2011). Mr. Whelan’s award reflects his prior position.

(2) Excludes items shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” in the Summary Compensation Table.

Certain statements made in this letter to shareholders and proxy summary should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in our 2011 Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. We assume no obligation to update this letter to shareholders, which speaks as of today’s date.

About The Hartford

The Hartford Financial Services Group, Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

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